USA Truck Announces Improved Fourth Quarter Results

VAN BUREN, ARKANSAS    January 27, 2011

USA Truck, Inc. (NASDAQ: USAK) today announced base revenue of $102.0 million for the quarter ended December 31, 2010, an increase of 19.8% from $85.1 million for the same quarter of 2009.  We incurred a net loss of $1.8 million ($0.17 per share) for the quarter ended December 31, 2010, compared to a net loss of $2.5 million ($0.24 per share) for the same quarter of 2009.

Base revenue increased 16.7% to $386.9 million for the twelve months ended December 31, 2010 from $331.5 million for the same period of 2009.  We incurred a net loss of $3.3 million ($0.32 per share) for the twelve months ended December 31, 2010, compared to a net loss of $7.2 million ($0.70 per share) for the same period of 2009.

In comparing the financial results of the quarter ended December 31, 2010 to the comparable period of 2009, Clifton R. Beckham, President and CEO of the Company, made the following statement:

“Improved operational execution pursuant to our VEVA (Vision for Economic Value Added) strategic plan led to our improved fourth quarter results with base revenue being improved 19.8% and loss per share being reduced 29.2%.  For the year, we generated $9.4 million additional free cash flow (cash flow from operations less net cash used in investing activities) and at the end of the year, our balance sheet was strengthened with $4.1 million less debt and a lower total debt less cash to total capitalization ratio (40.8% compared to 42.1% at the end of 2009).  We appreciate the commitment and hard work of our employees as we continue to post improved year-over-year results.

“In our Trucking operations, Base Trucking revenue per loaded mile improved $0.09 (6.4%), our empty mile factor declined to 10.1% (down 41 basis points) and loaded miles were up 3.3% (on 2.1% fleet growth, 10.3% load count growth and 0.6% better tractor utilization).  We attribute these improvements to a slightly better year-over-year freight environment and to improved compliance with our Spider Web freight network design (46.3% of our fourth quarter 2010 loads moved in Spider Web lanes compared to 37.1% in the fourth quarter 2009).  Spider Web loads moved during this quarter yielded an additional $0.23 of revenue per mile in price than loads moved in other lanes.

“We also produced substantial revenue growth in our asset-light services, which represented 15.2% of base revenue during the fourth quarter of 2010 compared to just 7.6% for the comparable period of the prior year.  Base revenue in Strategic Capacity Solutions, our brokerage service offering, grew 142.9% to $10.1 million, and Intermodal base revenue increased 135.6% to $5.4 million.

“All of those improvements combined, however, were not enough to overcome three substantial cost headwinds that amounted to nearly $0.23 per share:

1.
Increased fuel costs adversely impacted the quarter by approximately $0.05 per share, driven by a $0.41 per gallon increase in our average price at the pump.  During the fourth quarter, the national average retail price of diesel fuel as reported by the U.S. Department of Energy rose during nine out of 13 weeks, including four consecutive weeks in December.  Pursuant to agreements with our customers, we add a surcharge for excess fuel costs to our freight bills.  While most of our contracts allow us to adjust the rate of that surcharge weekly based on the national average retail price of diesel fuel, there is a lag period.  For example, this week’s fuel surcharge rate is based on last week’s national average diesel price.  Thus, in periods of rising prices, our fuel surcharge is based on last week’s lower diesel price while we are paying this week’s higher diesel price at the pump.

2.	An increase in claims activity during the quarter resulted in approximately $0.06 per share of additional insurance and claims expense.

3.
We also experienced an increase of approximately $0.12 per share in equipment maintenance expense during the quarter.  Our maintenance costs remain stubbornly high as a result of (a) our older in-service tractor and trailer fleets, which had an average age of approximately 27 and 66 months, respectively, compared to approximately 27 and 62 months at the end of 2009, (b) the preparation costs we incurred as a result of increased equipment sales, (c) our continuing efforts to improve our safety and compliance performance, and (d) an increase in the costs recorded for tires placed into service.

We have implemented a number of measures that we expect will eventually lower our overall maintenance costs.  Several of our initiatives are already showing progress.  We are realigning our maintenance network to provide repair and maintenance facilities consistent with our Spider Web freight network.  We have also increased our maintenance staff and extended operating hours at high volume terminals in an effort to provide for better coverage of maintenance needs.  Additionally, we have advanced our tractor trade cycle in order to retire older equipment and introduce new equipment into the fleet (including approximately 400 to 600 new tractors, as well as approximately 300 new trailers, in 2011).

“Our Trucking division is executing a detailed strategy during this winter’s bid season to improve our network density in Spider Web lanes.  We enter this bid season with more experience, better technology, more capable personnel and an even sharper focus on winning the right freight with the right customers.  Our goal is to add 1,000 weekly Spider Web loads.

“Our Intermodal division has a similar focus.  Last fall, we took possession of our first group of private intermodal containers, so we expect to continue to penetrate that market through both our existing customers and new ones.  Our efforts are focused on a handful of lanes in which we can build density and minimize costs.

“Overall, we are not satisfied with our absolute results during the fourth quarter of 2010, but we are pleased with our progress.  While the pace of that progress is not always as fast or as linear as we would like, our commitment is to long-term results as prescribed by our VEVA strategic plan.”

USA Truck, Inc.

The following table summarizes the results of operations information of USA Truck, Inc. (“Company”) for the three-month and twelve-month periods indicated:

	(in thousands, except per share data)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Revenue:
Trucking revenue (1)	$86,456	$78,674	$338,369	$310,023
Strategic Capacity Solutions revenue (2)	10,102	4,158	34,917	13,741
Intermodal revenue (2)	5,449	2,313	13,597	7,756
Base revenue	102,007	85,145	386,883	331,520
Fuel surcharge revenue	20,084	15,171	73,278	50,848
Total revenue	122,091	100,316	460,161	382,368

Operating expenses and costs:
Salaries, wages and employee benefits	33,718	33,492	132,445	128,319
Fuel and fuel taxes	31,055	27,012	114,915	93,803
Purchased transportation	24,023	12,515	79,601	44,058
Depreciation and amortization	12,508	12,416	49,754	50,152
Operations and maintenance	10,154	6,715	36,086	26,594
Insurance and claims	5,981	4,500	22,811	21,086
Operating taxes and licenses	1,420	1,210	5,652	5,642
Communications and utilities	979	1,038	3,948	3,951
Gain on disposal of assets, net	(232)	(9)	(320)	(7)
Other	4,246	4,305	15,177	15,377
Total operating expenses and costs	123,852	103,194	460,069	388,975
Operating (loss) income	(1,761)	(2,878)	92	(6,607)
Other expenses (income):
Interest expense	795	768	3,438	3,030
Other, net	(145)	(133)	(45)	(207)
Total other expenses, net	650	635	3,393	2,823
Loss before income taxes	(2,411)	(3,513)	(3,301)	(9,430)
Income tax (benefit) expense	(614)	(1,001)	7	(2,253)
Net loss	$(1,797)	$(2,512)	$(3,308)	$(7,177)

Per share information:
Average shares outstanding (Basic)	10,297	10,275	10,295	10,240
Basic loss per share	$(0.17)	$(0.24)	$(0.32)	$(0.70)

Average shares outstanding (Diluted)	10,297	10,275	10,295	10,240
Diluted loss per share	$(0.17)	$(0.24)	$(0.32)	$(0.70)

USA Truck, Inc.

The following table reflects the condensed financial position of the Company as of the dates indicated:

	(in thousands)
	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$2,726	$797
Receivables, net	47,983	48,586
Inventories	2,080	1,541
Deferred income taxes	--	962
Prepaid expenses and other current assets	12,885	7,931
Total current assets	65,674	59,817

Property and equipment, at cost	423,115	426,752
Accumulated depreciation and amortization	(163,867)	(156,331)
Property and equipment, net	259,248	270,421
Note receivable	2,048	--
Other assets	415	462
Total assets	$327,385	$330,700

Liabilities and Stockholders’ equity
Current liabilities:
Bank drafts payable	$4,233	$5,678
Trade accounts payable	16,691	9,847
Current portion of insurance and claims accruals	4,725	4,356
Accrued expenses	8,401	9,008
Note payable	1,009	1,015
Current maturities of long-term debt and capital leases	18,766	63,461
Deferred income taxes	1,094	--
Total current liabilities	54,919	93,365

Deferred gain	618	--
Long-term debt and capital leases, less current maturities	79,750	39,116
Deferred income taxes	50,782	53,073
Insurance and claims accruals, less current portion	3,608	4,600
Total stockholders’ equity	137,708	140,546
Total liabilities and stockholders’ equity	$327,385	$330,700

The following table includes key Trucking operating statistics for the three-month and twelve-month periods indicated:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Total miles (in thousands) (3)	62,783	61,088	246,742	240,379
Empty mile factor	10.1%	10.5%	10.0%	10.9%
Weighted average number of tractors (4)	2,369	2,320	2,347	2,338
Average miles per tractor per period	26,502	26,331	105,131	102,814
Average miles per tractor per week	2,016	2,003	2,016	1,972
Average miles per trip (5)(6)	569	594	560	599
Base Trucking revenue per tractor per week (6)	$2,777	$2,580	$2,765	$2,543
Number of tractors at end of period (4)	2,363	2,328	2,363	2,328
Operating ratio (7)	101. 7%	103.4%	99.9%	102.0%

(1)	Trucking revenue includes base revenue generated from our General Freight and Dedicated Freight service offerings.
(2)
We previously included the results of our Brokerage and Container-on-Flat-Car rail intermodal service offerings in Strategic Capacity Solutions.  Our Trailer-on-Flat-Car rail intermodal service offering was previously included in our Trucking operating segment.  Container-on-Flat-Car rail intermodal and Trailer-on-Flat-Car rail intermodal are now combined and reported as Intermodal and Brokerage is now reported as Strategic Capacity Solutions.  Strategic Capacity Solutions and Intermodal are classified as separate operating segments and aggregated into one segment for financial reporting purposes.

(3)          Total miles include both loaded and empty miles.
(4)          Tractors include Company-operated tractors in service plus owner-operator tractors.
(5)          Average miles per trip is based upon loaded miles divided by the number of Trucking shipments.
(6)
Because of the reclassification mentioned in footnote 2 above, previously reported amounts for average miles per trip and base Trucking revenue per tractor per week have been recalculated excluding Trailer-on-Flat-Car rail intermodal from Trucking.

(7)	Operating ratio is based upon total operating expenses, net of fuel surcharge, as a percentage of base revenue.

Selected other financial information:
	(in thousands)
	Twelve Months Ended December 31,
	2010	2009
Net cash provided by operating activities	$48,245	$32,851
Capital expenditures, net	38,261	39,694

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally may be identified by their use of terms or phrases such as “expects,” “estimates,” “anticipates,” “projects,” “believes,” “plans,” “goals,” “intends,” “may,” “will,” “should,” “could,” “potential,” “continue,” “future,” and terms or phrases of similar substance.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  Accordingly, actual results may differ from those set forth in the forward-looking statements.  Readers should review and consider the factors that may affect future results and other disclosures by the Company in its press releases, Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.  In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this press release might not occur.

All forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by this cautionary statement.

References to the “Company,” “we,” “us,” “our” and words of similar import refer to USA Truck, Inc. and its subsidiary.

USA Truck is a dry van truckload carrier transporting general commodities via our General Freight and Dedicated Freight service offerings.  We transport commodities throughout the continental United States and into and out of portions of Canada.  We also transport general commodities into and out of Mexico by allowing through-trailer service from our terminal in Laredo, Texas.  Our Strategic Capacity Solutions and Intermodal operating segments provide customized transportation solutions using our technology and multiple modes of transportation including our assets and the assets of our partner carriers.

This press release and related information will be available to interested parties at our web site, http://www.usa-truck.com under the “News Releases” tab of the “Investors” menu.

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Contact: CLIFF BECKHAM, President and Chief Executive Officer – (479) 471-2633 or DARRON MING, Vice President, Finance and Chief Financial Officer – (479) 471-2672